Exhibit 99.1

WEBTOON Entertainment Appoints Saeju Jeong to its Board of Directors

LOS ANGELES (June 18th, 2025) - WEBTOON Entertainment (Nasdaq: WBTN), a leading global entertainment company and home to some of the world's largest storytelling platforms, today announced the appointment of Saeju Jeong, Co-Founder and Executive Chairman of Noom, to its Board of Directors effective June 16th, 2025.

Mr. Jeong brings nearly two decades of leadership experience scaling mission-driven consumer technology businesses. As co-founder and former CEO of Noom, the leading digital health company, Jeong grew the company to unicorn status, raising over $650 million in capital, and helped millions of users worldwide improve their health through behavior change.

“We’re thrilled to welcome Saeju to the WEBTOON Entertainment Board,” said Junkoo Kim, Chief Executive Officer & Chairman of the Board. “He is a visionary entrepreneur and leader who innovates for positive change. His experience building an incredible consumer brand will be extremely valuable as we grow WEBTOON around the world.”

“WEBTOON Entertainment is transforming the global entertainment industry and empowering a new generation of Creators all over the world to share their voice,” said Saeju Jeong, Co-Founder and Executive Chairman of Noom. “I’m thrilled to join the WEBTOON Entertainment Board and be part of the company’s mission to inspire the world with incredible storytelling and entertainment.”

Jeong currently serves as Executive Chairman of Noom and is an active voice in the entrepreneurial community. He also serves on the board of the Foundation for the National Institutes of Heath, is a Henry Crown Fellow at the Aspen Institute, and co-chairs United Korean Founders, the largest Korean founder network in the U.S.

About WEBTOON Entertainment
WEBTOON Entertainment is a leading global entertainment company and home to some of the world's largest storytelling platforms. As the global leader and pioneer of the mobile webcomic format, WEBTOON Entertainment has transformed comics and visual storytelling for fans and creators.
With its CANVAS UGC platform empowering anyone to become a creator, and a growing roster of superstar WEBTOON Originals creators and series, WEBTOON Entertainment’s passionate fandoms are the new face of pop culture. WEBTOON Entertainment adaptations are available on Netflix, Prime Video, Crunchyroll, and other screens around the world, and the company’s content partners include Discord, HYBE, and DC Comics, among many others.
With approximately 150 million monthly active users, WEBTOON Entertainment’s IP & Creator Ecosystem of aligned brands and platforms include WEBTOON, Wattpad--the world’s leading webnovel platform--Wattpad WEBTOON Studios, Studio N, Studio LICO, WEBTOON Unscrolled, LINE MANGA, and eBookJapan, among others.